STATE OF WYOMING

Office of the Secretary of State

I, EDWARD F. MURRAY, III, Secretary of State of the State of Wyoming, do hereby certify that according to the records in the office of the Secretary of State of Wyoming Globestar Industries is a Profit Corporation organized under the laws of the State of Wyoming, whose date of organization is October 30, 2013; and whose period of duration is perpetual.

I FURTHER CERTIFY that on September 3, 2015, Amended and Restated Articles changing the name of the Profit Corporation from Globestar Industries to Pineapple Express, Inc. was filed and admitted to record in this office.

I FURTHER CERTIFY that this company has filed all annual reports and paid all annual license taxes to date, or is not yet required to file such annual reports; and that Articles of Dissolution have not been filed, thus making the company in existence in the State of Wyoming.

I have affixed hereto the Great Seal of the State of Wyoming and duly executed this official certificate at Cheyenne, Wyoming on this Friday, September 04, 2015.

Ed Murray, WY Secretary of State
FILED: 09/03/2015 08:38 AM
Original ID: 2013-000653160
Amendment ID: 2015-001762713

AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
PINEAPPLE EXPRESS, INC.
A Wyoming Corporation

The undersigned, Shane Oei, being the President and sole director of Globestar Industries, a Wyoming corporation (the "Corporation"), hereby certifies that, pursuant to the provisions of W.S. Sections 17-16-1006 and 17-16-1007 of the Wyoming Business Corporation Act (the "Act"), the Board of Directors of the Corporation and the stockholders of the Corporation adopted a resolution to amend and restate the Corporation's Articles of the Incorporation in its entirety in the manner required by the Act as follows, and that:

1. Shane Oei is the President and sole director of the Corporation.
2. The Corporation filed in Wyoming Articles of Continuance pursuant to which the Corporation was re-domiciled from the state of Nevada to the state of Wyoming on October 30, 2013.
3. The Articles of Incorporation of the Corporation, as amended on November 7, 2013 and July 15, 2014, are hereby amended and restated as set forth below, which consolidate all prior amendments into a single document and also change the name of the Corporation to Pineapple Express, Inc. from Globestar Industries.

ARTICLE I

NAME

The name of the corporation is Pineapple Express, Inc.

ARTICLE II

RESIDENT AGENT AND REGISTERED OFFICE

The name of the Corporation's resident agent for service of process is Registered Agents, Inc., located at 412 N. Main Street, Suite 100, Buffalo, Wyoming 82834.

ARTICLE III

CAPITAL STOCK

3.01 *Authorized Capital Stock* The total number of shares of stock this Corporation is authorized to issue shall be five hundred million (500,000,000) shares of common stock, par value $0.0000001 per share.

ARTICLE IV

DIRECTORS

The number of directors comprising the board of directors shall be fixed and may be increased or decreased from time to time in the manner provided in the bylaws of the Corporation, except that at no time shall there be less than one director.

ARTICLE V

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Wyoming Business Corporation Act.

ARTICLE VI

SHAREHOLDER ACTION

Any action required or permitted to be taken at a shareholders' meeting may be taken without a meeting, and without prior notice, if consents in writing setting forth the action so taken are signed by the holders of outstanding shares having not less than the minimum number of votes that would be required to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted.

Received
AUG 27 2015
Secretary of State
Wyoming

Dated: August 24, 2015

By: ____________________
Shane Oei
President